EXHIBIT 99.1

NETWORK ENGINES

April 24, 2003

4:00 p.m. CDT

Moderator	Ladies and gentlemen, thank you for standing by. Welcome to the Network Engines’ second quarter earnings conference call. At this time all participant lines are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given to you at that time. As a reminder, this conference call is being recorded. I would now like to turn the conference over to the Controller, Jim Herlihy. Please go ahead.

J. Herlihy	Thank you. Good afternoon and welcome to Network Engines’ conference call to discuss our fiscal 2003 second quarter earnings. Thank you for joining us. At the close of the market today we issued a press release on our second quarter earnings. If you need a copy of our release, it is posted on our Web site at www.networkengines.com or you may call my office at 781-332-1051 and I will get one to you.

Before we begin, let me remind you that except for historical information presented, some of the matters discussed during this call may contain forward-looking statements regarding future events that are subject to risks and uncertainties and are made subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Those factors are incorporated by reference from the press release issued earlier today, as well as by those contained in the section titled, “Factors That May Affect Future Operating Results,” as outlined in the company’s Form 10-Q for the period ending December 31, 2002, as well as other documents that may be filed from time to time with the Securities & Exchange Commission.

Regarding the company’s financial guidance, Network Engines intends to fully comply with Regulation FD as enacted by the Securities & Exchange Commission. In response to inquiries, management will comment on these matters only to the extent that any guidance as to expected financial results, business outlook, or any other material information that is discussed in today’s press release and/or in this pre-announced publicly accessible conference call with management will be deemed disclosed.

The company’s conference call will be archived on the company’s Web site following the call. The company undertakes no obligation to update this information. The company also plans to file a transcript of this conference call with the SEC as an 8-K filing within the next week.

Further, the company will enter a quiet period on or about the 15th day before the end of the quarter that will expire on the date of the next quarterly release of financial results. During this quiet period the company will not meet or talk with analysts about future material events and will only engage in discussions regarding historic data and general business issues.

Now let	me turn the call over to John Curtis, President and Chief Executive Officer of Network Engines.

J. Curtis	Thank you, Jim. Good afternoon, everyone. Thank you for joining us on our second quarter earnings call. I’m pleased to be joined today by Doug Bryant, our Vice President of Finance and Administration and Chief Financial Officer.

We are extremely pleased to report strong second quarter results, our sixth quarter of increased sales and a reduced loss that was significantly better than our previous guidance. During our second quarter ending March 31, 2003 we were able to achieve significant improvements in our top-line revenues, reduced our net loss, and drew closer to our goal of reaching profitability.

We accomplished this during a quarter where we combined the operations of two companies, bringing the TidalWire team to our headquarters in Canton, Massachusetts and making substantial progress integrating the two organizations. The results of this quarter reflect the skills and dedication of all of our employees, especially our manufacturing and sales teams, as they kept their attention focused on fulfilling customer orders and generating revenue.

For the sixth consecutive quarter we reported sequential growth in net revenues and improved operating results. We reported net revenues of $19.4 million, which was $13.4 million greater than the previous quarter, including $10.2 million from our new distribution operations. Our net loss was $684,000 or $0.02 per share compared to a loss of $2.2 million or $0.07 per share in the December quarter.

I would like to take a few minutes to describe our business strategy and our value proposition now that the TidalWire acquisition has been completed. Our business is based on a simple premise. The modern-day performance needs of enterprise based networking equipment in key growth segments such as storage and security networking can be met by the capabilities of general-purpose Intel microprocessors operating in a standard Linux or Microsoft operating system environment.

We are building our organization to maximize on the potential that the storage and security-networking markets offer. We will apply our unique engineering capabilities to identify optimum price performance system solutions tailored to the application and market needs of our partners. Our state-of-the-art manufacturing and logistics systems are designed to produce and fulfill the devices we develop for our partners in a reliable, scaleable, repeatable process.

Our focus has been, and will continue to be, on partnering with the leading vendors in the storage and security marketplaces. This will include well-established solution providers in the SAN and NAS storage segments, security providers of firewall, intrusion detection, and content filtering solutions, as well as emerging growth technologies such as storage resource management, network monitoring and management, and Web services management.

We have two distinct ways of transacting with our independent software vendor, or ISV, partners. Many of our ISV partners are companies who have made a strategic decision to be an equipment provider. They work with us as their OEM system provider, leverage our engineering, manufacturing, and logistics capabilities to deliver solutions to their customers. These partners sell and support the equipment we design, manufacture, and fulfill on their behalf. We refer to this business activity as our OEM appliance operation.

Examples of our partners in this category would be EMC, Network Intelligence, Tumbleweed Communications, Raytheon, Silent Runner, and our most recently announced partnership, Ipsum Networks. We are actively pursuing new OEM appliance engagements.

There is a second group of ISV’s we are targeting who, for various reasons, many of them financial and logistical, have made the decision to remain a pure purveyor of software. Indeed, their preferred fulfillment vehicle is often their FTP site. In this case we again leverage our engineering, manufacturing, and logistics capabilities and we add to the mix our recently acquired distribution, marketing, and support services.

This is a unique full-service solution for a software company for whom an appliance has significant appeal, but for whom the desire is to remain, from a business-model perspective, a pure software company. Our first announced partnership of this type is with Funk Software. We refer to this business activity as falling under our distribution operations.

As we have pointed out in past calls, our distribution operations have been realized through the acquisition of TidalWire, who have built a terrific business and reputation in the Storage Area Networking marketplace. We now have the ability to excel at the distribution of complementary third-party storage products and components into our well-established customer base of over 500 value-added resellers and systems integrators in North America. The appliances we build for our ISV partners will complement the line card and attraction to our channel partners even further.

We also plan to leverage our infrastructure, sales, and marketing expertise to expand our storage distribution practice into a full-service storage and security networking distribution operation, offering a full suite of complementary products including, of course, our ISV partner appliance portfolios to our ever-growing base of resellers and integrators.

We believe there is a significant interest from our customer base in purchasing solutions from a high-touch, high-tech, value-added distributor such as ourselves. Our unique ability to develop and manufacture appliance solutions to complement our line card adds further credibility in our chosen focus markets. We are therefore actively pursuing distribution engagements with ISV’s as well as relationships with additional complementary product and component vendors.

The market for storage and security networking equipment represents a multibillion-dollar annual industry and it continues to grow. To the extent that a growing number of application needs can be served by leveraging general-purpose Intel-based hardware, we believe Network Engines will be in a great position to leverage our resources and customer relationships well into the future.

Now, let me hand the call over to Doug Bryant, who will comment on the second quarter results and provide forward-looking guidance.

D. Bryant	Thanks, John. Before I get started, I’d like to remind everybody that this is the first full quarter of consolidated results since our December 27, 2002 acquisition of TidalWire. As such, our last quarter’s results only included two business days of distribution operations, while this quarter’s results include a full quarter of our distribution operations.

Also, the financial results that I’m about to review and the guidance that we’ll provide will be discussed under Generally Accepted Accounting Principles, or GAAP, basis.

From an overall perspective, it is important to point out the sequential revenue growth that we have achieved for six consecutive quarters. During each quarter we established financial goals and we have consistently met or exceeded those goals. We’re very proud of this achievement in what has been and continues to be a very uncertain business climate.

Consolidated net revenues for our fiscal second quarter were $19.4 million. The guidance we gave in last quarter’s earnings call was for consolidated revenues of $16 to $17 million, of which we expected $6 to $6.5 million in OEM appliance revenue and between $10 and $10.5 million of distribution revenue. We exceeded our prior guidance due to our OEM appliance revenue being approximately $9.2 million for the March quarter. The remaining $10.2 million of revenue was attributable to our distribution operations and was in line with our prior guidance.

Our second quarter OEM appliance revenue represents a 63% increase over our first quarter’s OEM appliance revenue. One OEM appliance customer made up 42% of total revenue compared to 82% in our first fiscal quarter of 2003. There were no other greater-than-10% customers.

Gross margins during the second quarter decreased to 20.9% from 22.6% in the first quarter. This quarter’s gross margin percent was actually higher than the 18% to 20% guidance we provided last quarter. We had guided the gross margin percent down to reflect a full quarter of distribution revenue, which carried the lower gross margin percent than the OEM appliance revenues. The better-than-expected results were primarily attributable to higher-than-expected revenues.

Operating expenses during the second quarter were $4.9 million compared to $3.8 million during the first quarter. This is actually lower than the guidance we gave last quarter of between $5 and $5.2 million. The $4.9 million includes approximately $279,000 of stock compensation and $254,000 of amortization expenses that resulted from the TidalWire acquisition. The $3.8 million in the prior quarter included approximately $200,000 of stock compensation and $914,000 of restructuring and other charges.

The increase in operating expenses is primarily due to consolidating TidalWire’s operations for a full quarter, incremental stock compensation and amortization expense resulting from the merger, and expenses incurred during the quarter related to the integration of TidalWire into Network Engines.

As a result of the above, our net loss for the quarter was approximately $684,000, which is significantly better than our prior guidance of a projected loss of between $1.6 and $1.8 million and represents great progress in our drive towards profitability. The loss of $684,000 includes $279,000 of stock compensation and $254,000 of amortization expenses that resulted from the TidalWire acquisition.

Turning to the balance sheet, our cash position at the end of the second quarter was $38.8 million. We had previously given guidance that cash would be between $38 and $39 million. The cash burn of approximately $2.9 million during the quarter included approximately $1.5 million for the remainder of the TidalWire deal expenses that were unpaid as of December 31st.

Accounts receivable were about $12.7 million, which was an increase from the $9.5 million at December 31st. The consolidated DSO calculates to approximately 59 days compared to last quarter’s 56 days on a standalone basis. As we have pointed out in the past, the DSO metric could vary significantly due to possible quarterly fluctuations in the timing of shipments to and payments from our large OEM appliance customer.

The net inventory balance of approximately $5.9 million compares to $4 million at the end of the last quarter. The net inventory balance consists entirely of current products and will tend to fluctuate, primarily based on the growth of our business and on the timing of shipments to our large OEM appliance customer.

In regards to providing guidance, we anticipate net revenues in our third quarter ended June 30, 2003 will be approximately $22 to $24 million based on current forecast. We expect OEM appliance revenues to be between $11.5 and $12.5 million for the quarter and distribution revenue to be between $10.5 and $11.5 million. We expect a continued high concentration of OEM appliance revenues to be from one significant OEM appliance customer.

We expect third quarter gross margins to be in the 19.5% to 21.5% range, depending on sales volume and the revenue mix during the quarter. As we mentioned previously, margins from the distribution of third-party products are lower than server appliance margins.

Operating expenses in the third quarter are expected to increase from $4.9 million in the second quarter to between $5 and $5.3 million in the third quarter. These increases will be primarily in sales and engineering expenses. On a GAAP basis, we expect the net loss in the third quarter will be between $200,000 and $500,000, or one cent per share. Included in this projection are approximately $254,000 of intangible amortization expenses and $245,000 of stock compensation expenses that are also included in the projected operating expenses that I just provided. This is consistent with the guidance that we’re previously provided.

Our cash position at the end of the third quarter is expected to be approximately $33 to $35 million. This projected decrease in cash is primarily due to increased investments in working capital due to the growth of the business.

Now, John has a few final comments before we open the discussion to questions.

J. Curtis	Thanks, Doug. I hope you can now understand that we have a compelling business strategy with strong value propositions that are resonating favorably with our target audiences. With the recent acquisition of TidalWire, we have put together a powerful combination of engineering, manufacturing, distribution, and channel sales and marketing capabilities.

Now, while we attend to the final stages of integrating TidalWire into Network Engines, it is a matter of execution. We are reaching out to our ISV, OEM, and channel partners and prospects to educate them on our unique capabilities. Our pipeline is growing and our employees are developing a strong, winning attitude that bodes well for the future.

Overall, we have reason to feel good about our business. We have a solid organization in place. Our business strategy is sound. Our customers and partners are responding positively to our product and services offerings. Our revenues have been increasing quarter to quarter and we have a strong cash position with no long-term debt.

I am excited about our prospect for success and thank everyone who has followed and supported us through the years. Now, more than ever, I believe we have a tremendous opportunity for growth, leading to profitable operations.

Thank you for your time today. I appreciate your interest in Network Engines.

At this point I’d like to turn the call over to you for some questions. Operator, can you please prompt the audience for questions?

Moderator	Certainly.

J. Curtis	All right. I think that wraps it up for today. I’d like to thank everyone that’s listening live and those of you that will listen later on off of our Web site or from the archive. We appreciate it and we look forward to talking to you again in the near future. Good evening.

Coordinator	Ladies and gentlemen, this conference is available for replay after 8:30 p.m. eastern time today through May 1st at midnight. You may access the AT&T Executive Replay Service at any time by dialing 1-800-475-6701 and enter the access code of 682019. International participants may dial 320-365-3844.

That does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference.